For Immediate Release

Patrick Industries Reports Second Quarter 2008 Results

ELKHART, Ind., August 11, 2008 – Patrick Industries, Inc. (NASDAQ: PATK) today announced its operating results for the second quarter and six-month period ended June 29, 2008. The 2008 and 2007 second quarters and year to date periods include the financial performance of American Hardwoods (acquired on January 29, 2007) and Adorn Holdings, Inc. (acquired on May 18, 2007) for the full year in 2008 and since their respective acquisition dates in 2007.

Second Quarter Results

Patrick, a leading manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, reported net earnings of $1.8 million, or $0.25 per diluted share, compared with a net loss of $1.3 million, or $0.23 per diluted share for the same quarter of 2007. The second quarter 2008 results include pre-tax restructuring and other expenses of approximately $1.4 million, or $0.12 per diluted share after tax, attributable to the acquisition and integration of Adorn and its related financing activities. Additionally, as the Company recently reported, the 2008 second quarter includes a pre-tax gain on sale of its idle California facility of approximately $4.2 million, or $0.35 per diluted share after tax. Results for the 2007 second quarter included pre-tax restructuring and other acquisition and financing related costs of approximately $2.1 million, or $0.24 per diluted share after tax.

The Company reported net sales of $109.8 million in the second quarter of 2008 compared to net sales of $113.1 million in the same quarter of 2007. Patrick attributed the decrease in net sales during the quarter to further weakening of market conditions from the prior year, partially offset by a full quarter’s contribution from the Adorn acquisition, which occurred during the 2007 second quarter. According to industry associations, RV wholesale shipments were down approximately 22% in the second quarter of 2008 and approximately 17% year-to-date through June, while MH wholesale shipments were down approximately 11% in the second quarter and approximately 7% year-to-date through June. “While working through these difficult market conditions in the first half of the year, we focused our efforts on fixed and variable cost reduction and the successful implementation of lean principles throughout the entire organization as we position the Company for uncertain economic conditions for the remainder of the year. We also improved our balance sheet by paying down a significant portion of our borrowings and raising equity in a private placement and a rights offering,” said Todd Cleveland, President and Chief Operating Officer. Cleveland further noted, “Moving into the second half of the year, we plan to mitigate the slowness in the RV and MH industries through continued focus on cost containment, continuous improvement, and lean operating initiatives at all levels of the organization to maximize our improved market position gained from the Adorn acquisition.”

In the 2008 second quarter, Patrick reported gross profit of approximately $12.5 million, or 11.4 percent of net sales, compared to $12.0 million, or 10.6 percent of net sales in the same period in 2007. Gross profit includes the impact of approximately $0.3 million and $0.9 million of restructuring charges in the second quarter of 2008 and 2007, respectively.

Patrick reported operating income of $4.6 million for the second quarter of 2008, compared to an operating loss of $0.6 million in the second quarter of 2007. In addition to the $0.3 million in restructuring charges mentioned above, second quarter 2008 operating income includes the impact of pre-tax charges of

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approximately $0.9 million, including $0.2 million in restructuring charges and stock compensation related to the Adorn acquisition, $0.3 million related to vesting of certain retirement obligations in conjunction with completion of the second quarter rights offering, and $0.4 million in intangible asset amortization. Second quarter 2008 operating income also includes the impact of the $4.2 million pre-tax gain on sale of its idle California facility. In addition to the $0.9 million in restructuring charges mentioned above, second quarter 2007 operating income includes the impact of pre-tax charges of approximately $1.7 million including restructuring and other integration-related activities in connection with the Adorn integration. These charges include $0.2 million in restructuring charges, $0.8 million in charges related to vesting of certain retirement obligations associated with the Adorn acquisition, $0.1 million in stock compensation, $0.5 million in severance and litigation settlement costs, and $0.1 million in acquisition related amortization.

Six Month Results

For the first six months of 2008, Patrick reported a net loss of approximately $12,000, or $0.00 per diluted share, compared to a net loss of $1.9 million, or $0.37 per diluted share in the same period of 2007. The 2008 results include the net impact of pre-tax gains on sale of property and equipment including the sale of the Company’s idle California facility mentioned above of approximately $4.5 million, or $0.41 per diluted share, offset by pre-tax costs associated with restructuring and other integration activities and acquisition related amortization of approximately $2.8 million, or $0.26 per diluted share after tax. Results for the first half of 2007 include the impact of approximately $3.1 million in pre-tax expenses, or $0.36 per diluted share after tax, related to restructuring and other integration related activities, litigation and settlement costs, and pre-tax acquisition related amortization.

For the first six months of 2008, Patrick reported net sales of $220.8 million compared to net sales of $191.3 million in the same period of 2007. The year over year increase in net sales is attributable to the full year impact of the Adorn and American Hardwoods acquisitions, partially offset by further weakening in 2008 versus 2007 in all three of the major market sectors that the Company serves.

The MH and RV market sectors represent approximately 75 percent of Patrick’s sales in the six-month period ended June 29, 2008. Industrial and other sales, which include sales to the kitchen cabinet, office furniture, store fixtures and other industries, represented approximately 25 percent of the Company’s sales in the same period.

For the six months ended June 29, 2008 and June 30, 2007, Patrick reported gross profit of approximately $24.2 million, or 11.0 percent of net sales, compared to $20.8 million, or 10.9 percent of net sales, respectively. Year to date gross profit includes the impact of approximately $0.7 million and $0.9 million of restructuring charges related to the acquisition of Adorn for the six-month periods ending June 29, 2008 and June 30, 2007, respectively.

Patrick reported operating income of $3.4 million in the 2008 year to date period compared to an operating loss of $1.1 million in the same period in 2007. In addition to the $0.7 million in restructuring charges mentioned above, 2008 operating income includes the impact of pre-tax charges of approximately $1.8 million, including $0.6 million in restructuring charges and stock compensation related to the Adorn acquisition, $0.3 million related to vesting of certain retirement obligations in conjunction with completion of the second quarter rights offering, and $0.9 million in intangible asset amortization. The year-to-date period ended June 29, 2008 also includes the impact of $4.5 million in pre-tax gains on sale of property and equipment, primarily related to the sale of the Company’s idle California facility. In addition to the $0.9 million in restructuring charges mentioned above, the 2007 year to date operating loss includes the impact of pre-tax charges of approximately $2.0 million including $1.0 million in charges related to vesting of certain retirement obligations associated with the Adorn acquisition, $0.4 million in restructuring charges and stock compensation, $0.5 million in severance and litigation settlement costs, and $0.1 million in acquisition related amortization.

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In June 2008, Patrick completed its previously announced rights offering. The Company sold a total of 1,850,000 shares of its common stock to Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P., and other existing shareholders through the exercise of rights at a subscription price of $7.00 per share, for an aggregate purchase price of $12.9 million. The Company used a portion of the net proceeds to prepay approximately $7.1 million in principal plus $0.3 million in accrued interest that remained outstanding on the Company’s Senior Subordinated Promissory Notes owed to Tontine. The Company used the remaining $5.5 million in rights offering proceeds plus approximately $5.6 million in net proceeds from the sale of the previously mentioned idle California facility to pay down its term loan under the Company’s senior secured credit facility in the third quarter of 2008. In total from December 31, 2007 through June 30, 2008, the Company has paid down more than $34 million in senior subordinated debt and term debt under its senior secured credit facility.

“When we first purchased Adorn LLC, we felt this was a transformational event for both companies, and the first important step in Patrick Industries, Inc. becoming the premier manufacturer and distributor of building and component products to the RV and MH industries, and we are pleased with our progress so far,” said Paul Hassler, Chief Executive Officer. “Since the acquisition in May 2007, we have closed and consolidated ten operations and two operating cells and reduced our headcount by 640, including 70 salaried positions. We continue to see significant synergies from the acquisition, and estimate our annualized cost savings in 2008 to be more than $3 million. During the first half of 2008, we estimate we have already realized approximately $1.5 million in combined annualized cost savings from the integration.”

In May 2008, Patrick announced the appointment of Paul E. Hassler as Chairman of the Board of Directors. Hassler continues in his role as Chief Executive Officer. In addition, the Company announced the promotion of Todd M. Cleveland, previously Patrick’s Executive Vice President of Operations and Sales and Chief Operating Officer, to the position of President and Chief Operating Officer as well as his appointment to the Company’s board of directors.

“With our leaner combined operations, stronger management team and improving balance sheet, we have repositioned Patrick over the first six months of 2008 to compete in the currently difficult RV and MH markets. We are also in a better position to execute our long-term strategic plan based on market penetration, enhanced capacity utilization, improving operating efficiencies, product development and strategic and accretive acquisition opportunities,” Hassler concluded.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the manufactured housing, recreational vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped mouldings, cabinet doors, slotwall and slotwall components, countertops, and aluminum extrusions. The Company also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high-pressure laminates, and other miscellaneous products. In May 2007, Patrick acquired Adorn, LLC, a manufacturer and supplier of interior components to the recreational vehicle and manufactured housing industries.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and

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involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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Contact:

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

UNAUDITED FINANCIAL HIGHLIGHTS

(dollars and weighted shares in 000’s, except per share amounts)	THREE MONTHS ENDED		SIX MONTHS ENDED
INCOME STATEMENT	6/29/08	6/30/07	6/29/08	6/30/07

Net sales	$109,788	$113,125	$220,799	$191,273
Cost of goods sold	96,990	100,213	195,904	169,547
Restructuring charges	273	938	719	938
Gross profit	12,525	11,974	24,176	20,788
Warehouse and delivery expenses	5,105	5,177	10,157	8,944
Selling, general, and administrative expenses Amortization expense	6,421 429	7,086 143	14,081 858	12,667 143
Restructuring charges	81	183	177	183
(Gain) on sale of property and equipment	(4,075)	(7)	(4,505)	(12)
Operating income (loss)	4,564	(608)	3,408	(1,137)
Interest expense, net	1,614	1,525	3,426	2,096
Income (loss) before income taxes (credits)	2,950	(2,133)	(18)	(3,233)
Income taxes (credits)	1,092	(847)	(6)	(1,293)
NET INCOME (LOSS)	$1,858	($1,286)	($12)	($1,940)

BASIC INCOME (LOSS) PER COMMON SHARE	$0.25	($0.23)	($0.00)	($0.37)
DILUTED INCOME (LOSS) PER COMMON SHARE	$0.25	($0.23)	($0.00)	($0.37)
Weighted average shares outstanding, basic	7,453	5,489	6,893	5,229
Weighted average shares outstanding, diluted	7,487	5,489	6,893	5,229

(dollars in 000’s)
	JUN. 29,	DEC. 31,
CONDENSED BALANCE SHEET	2008	2007

CURRENT ASSETS
Cash and cash equivalents	$13,001	$151
Trade receivables, net	25,348	15,251
Inventories	41,985	43,566
Income taxes receivable	3,246	3,728
Prepaid expenses and other	2,377	4,621
Deferred tax assets	1,605	1,605
Total current assets	87,562	68,922

PROPERTY AND EQUIPMENT, NET	52,464	54,755
GOODWILL AND OTHER INTANGIBLE ASSETS	69,099	69,844
OTHER ASSETS	2,932	2,721

TOTAL ASSETS	$212,057	$196,242

CURRENT LIABILITIES
Current maturities of long-term debt	$6,828	$10,107
Accounts payable	29,976	14,349
Accrued expenses	7,447	7,568
Total current liabilities	44,251	32,024

LONG-TERM DEBT LESS CURRENT MATURITIES	53,956	71,501
DEFERRED COMPENSATION AND OTHER	4,391	4,180
DEFERRED TAX LIABILITIES	16,479	16,604

SHAREHOLDERS’ EQUITY	92,980	71,933

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$212,057	$196,242